Exhibit 10.1

AMENDED AND RESTATED LOAN AGREEMENT

This Amended and Restated Loan Agreement (this “Amended Loan Agreement”, “Loan Agreement” or “Agreement”) dated as of August 28, 2006, is by and between Northern Lights Ethanol, LLC, a South Dakota limited liability company (the “Borrower”), and U.S. Bank National Association, a national banking association (the “Lender”).

RECITALS

A.            Borrower and Lender are party to a Loan Agreement effective July 11, 2001, amended by an Amendment to Loan Agreement effective June 22, 2004, and further amended by a Second Amendment to Loan Agreement effective March 30, 2005 (collectively the “First Loan Agreement”);

B.            The First Loan Agreement structured a loan not to exceed $31,100,000.00 for construction of a 40 million gallon per year nameplate dry-mill ethanol production, storage and distribution facility near Big Stone City, South Dakota (the “Original Loan”).  That construction was successfully completed and the plant has been successfully operating since opening 2002.  This construction financing converted to long term financing;

C.            Borrower desires to borrow additional funds from Lender to expand its ethanol production nameplate capacity to 75 million gallons per year, and to reconfigure portions of its ethanol production processes to take advantage of advances in technology;

D.            The total cost of this expansion and reconfiguration is estimated to be at least $38,000,000.00 and Lender has conditionally committed to lend Borrower $33,000,000.00 of this estimated cost under the terms and conditions of this Amended Loan Agreement;

E.             The loan made under the First Loan Agreement was restructured so that as of the effective date of this Amended Loan Agreement, the loan is evidenced by the following Promissory Notes:

Date	Note No.	Original Face Amount	Principal Balance as of July 26, 2006

03-30-2005	158	$15,800,000.00	$14,346,134.39
03-30-2005	174	$3,900,000.00	$3,412,500.00
03-30-2005	91	$5,000,000.00	$0.00

F.             The $5,000,000.00 Promissory Note represents a revolving loan in an amount not to exceed such face amount.  Lender also extended a $3,000,000.00 revolving loan to Borrower which is outside the First Loan Agreement.  No balance is outstanding under this $3,000,000.00 Promissory Note;

G.            The Loan as it is outstanding on the effective date will be restructured under this Amended Loan Agreement so that the $3,000,000.00 and $5,000,000.00 revolving Promissory Notes will be combined into one revolving Promissory Note in an amount not to exceed $8,000,000.00, all of which will be subject to this Amended Loan Agreement;

H.            The terms of the $15,800,000.00 and $3,900,000.00 Promissory Notes are not affected by this Amended Loan Agreement.  The new $33,000,000.00 loan facility the Lender is conditionally extending under this Amended Loan Agreement shall be evidenced by a new Promissory Note not to exceed such amount; and

I.              Lender has extended Borrower loans other than those referenced above, and those other loans are not subject to the First Loan Agreement and this Amended Loan Agreement.

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.1  Defined Terms.  As used in this Agreement the following terms shall have the following respective meanings:

“Access and Rail Agreement”: The Borrower’s right to ingress and egress over and across the roads and railroad spur lines identified in the Access and Rail Agreement dated April 18, 2001, described in Exhibit A attached hereto and incorporated herein by reference.

“Affiliate”: Any Person, directly or indirectly, controlling, controlled by, or under common control with, such person.  For purposes of this definition, “control” (including “controlled by” and “under common control with”) shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities, by contract or otherwise.

“Business Day”:  Any day (other than a Saturday, Sunday or legal holiday in the State of South Dakota) on which national banks are permitted to be open for business in Sioux Falls, South Dakota.

“Closing Date”:  The date on which the conditions set forth in Section 3.1 have been satisfied and the Expansion Loan is closed.

“Completion Deadline”:  August 31, 2007, or such earlier date upon which the construction of expansion of the Project under the Expansion Loan is completed and the expanded Project is to become operational, according to the certificate of the Inspecting Architect.

“Conversion Date”:  That date which will coincide with or follow the Completion Deadline, upon which the Expansion Loan converts from a short term construction loan to a long term loan, assuming the Expansion Loan qualifies for such conversion.  Specifically, the Conversion Date is the earlier of the following to occur: (i) August 31, 2007, or (ii) the 120th day following that stage in the progress of the construction of the Expansion Improvements such that the construction is sufficiently complete so that Borrower can utilize the Project, including Project Expansion, for its intended use.

“Default”:  Any event which, with the giving of notice (whether such notice is required under Section 6.1, or under some other provision of this Agreement, or otherwise) or lapse of time, or both, would constitute an Event of Default.

“Default Rate”:  As defined in each Note evidencing the Loan.

“ERISA”:  The Employee Retirement Income Security Act of 1974, as amended.

“Escrow Company”: Homestead Escrow and Exchange Company which will act as the disbursing agent for Expansion Loan proceeds.

“Event of Default”:  Any event described in Section 6.1.

“Expansion Loan”:  As defined in Section 2.1.

“Expansion Construction Note”:  The Note dated of even date herewith, in the amount of the Expansion Loan, executed by the Borrower and payable to the order of the Lender.

“Financing Statement”:  The Financing Statement(s) executed by the Borrower, as Debtor, in favor of the Lender, as Secured Party.

“First Advance Date”: The date on which the conditions set forth in Section 3.2 have been satisfied so as to permit the first advance of Expansion Loan proceeds for the payment of the expenses of construction of the Project Expansion to 75 million gallons per year nameplate capacity and related reconfiguring of the Project.

“GAAP”: Generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of any date of determination.

“Governmental Requirements”:  All laws, statutes, codes, ordinances, and governmental rules, regulations and requirements applicable to the Borrower, the Lender and the Project.

“Indemnification Agreement”:  The Environmental and ADA Indemnification Agreement dated of even date herewith, executed by the Borrower in favor of Lender, and any other similar agreement executed in connection with the Original Loan.

“Inspecting Architect”:  The architectural, engineering or other consultant firm which will be retained by the Lender, at Borrower’s cost, to conduct on-site inspections of the work-in-progress on the expansion of the Project, and to issue periodic reports to the Lender as to the progress of construction and adherence to the Plans.  The Inspecting Architect at the time of this Agreement is BKBM Engineers of Minneapolis, Minnesota.

“Land”:  The land legally described on Exhibit A attached hereto and hereby made a part hereof.

“Lease”: The Big Stone Plant Property Lease dated April 18, 2001, under the terms of which Borrower leases the Land from Big Stone-Grant Industrial Development and Transportation, L.L.C.

“Lien”:  With respect to any Person, any security interest, mortgage, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device (including the interest of each lessor under any capitalized lease), in, of or on any assets or properties of such Person, now owned or hereafter acquired, whether arising by agreement or operation of law.

“Loan”:  Collectively, the Expansion Loan and the remaining obligations under the Original Loan as evidenced in part by the $15,800,000.00, $3,900,000.00, and $5,000,000.00 Promissory Notes referenced in the Recitals.

“Loan Documents”:  This Agreement, the Note, the Mortgage, the Security Agreement, the Indemnification Agreement, the Financing Statement and any other document evidencing, collateral to or as security for the Loan.

“Loan Fees”:  As defined in Section 2.3.

“Maturity Date”: The date all amounts due under the Expansion Loan shall be paid to Lender, if not earlier paid or accelerated.  The Maturity Date shall be determined under the terms of the Expansion Construction Note, but shall not be later than the seventh (7th) anniversary of the Conversion Date.

“Mortgage”:  Collectively (i) The Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Financing Statement dated as of July 11, 2001, evidencing the original Construction Loan and securing the Loan; (ii) that Mortgage-Collateral Real Estate Mortgage; Security Agreement, Fixture filing and Assignment of Rents dated as of December 31, 2002, securing the Loan; and (iii) that Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Financing Statement of even date herewith securing the Loan, all of which were executed by the Borrower in favor of the Lender.

“Note”:  Note means the Expansion Construction Note, all Notes referenced in the Recitals, and any other Note that evidences any obligation under the Loan.  In this Agreement, the word “Note” is synonymous with “Promissory Note.”

“Obligations”:  The Borrower’s obligations in respect of the due and punctual payment of principal and interest on the Loan when and as due, whether by acceleration or otherwise and all fees, expenses, indemnities, reimbursements and other obligations of the Borrower under this Agreement or any other Loan Document, in all cases whether now existing or hereafter arising or incurred.

“Operating Contracts”: The access, construction, management and marketing contracts described on Exhibit B attached hereto and hereby made a part hereof.

“Permitted Encumbrances”:  The liens, charges and encumbrances on title to the Project under which a party other than Lender is the secured party and that are listed on Exhibit C attached hereto and hereby made a part hereof.

“Person”:  Any natural person, corporation, cooperative, partnership, limited partnership, limited liability partnership, limited liability company, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.

“Project”:  The Land, all improvements thereon, and all fixtures, equipment and personal property now or hereafter owned by the Borrower and located or to be located in or on, and used in connection with the management, maintenance or operation of, the Land and the improvements.  The term “Project” includes the Project Expansion.

“Project Expansion”:  The expansion, retrofitting and reconfiguring of the Project under the Expansion Loan and pursuant to the Plans.

“Regulatory Change”:  Any change after the date of this Agreement in federal, state or foreign laws or regulations or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks including the Lender under any federal, state or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

“Security Agreement”:  (i) The Borrower’s Security Agreement dated as of July 11, 2001, and (ii) that Security Agreement of even date herewith, each executed by Borrower in favor of the Lender.

“Tenant”:  Any Person using or occupying any part of the Project pursuant to a lease.

“Title Company”: Dakota Homestead Title Insurance Company which will issue the Title Policy, or act as agent for such issuer.

“Title Policy”:  A current ALTA form loan title insurance policy, dated as of the date of recording of the Mortgage, containing such endorsements and assurances as the Lender may require, and containing only those exceptions approved by the Lender.

Section 1.2  Accounting Terms and Calculations.  Except as may be expressly provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

Section 1.3  Other Definitional Terms, Terms of Construction.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  References to Sections, Exhibits, Schedules and like references are to Sections, Exhibits, Schedules and the like of this Agreement unless otherwise expressly provided.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  Unless the context in which used herein otherwise clearly requires, “or” has the inclusive meaning represented by the phrase “and/or”.  All incorporations by reference of covenants, terms, definitions or other provisions from other agreements are incorporated into this Agreement as if such provisions were fully set forth herein, and include all necessary definitions and related provisions from such other agreements.  All covenants, terms, definitions and other provisions from other agreements incorporated into this Agreement by reference shall survive any termination of such other agreements until the obligations of the Borrower under this Agreement and the Note are irrevocably paid in full.

Section 1.4  Construction Loan Addendum.  Terms defined in the Construction Loan Addendum attached hereto supplement the foregoing definitions.

ARTICLE II

TERMS OF LENDING

Section 2.1  Expansion Loan.  Upon the terms and subject to the conditions hereof, the Lender agrees to make a loan (the “Expansion Loan”) to the Borrower in an amount not to exceed $33,000,000.00 for construction of the Expansion Improvements, and working capital, payment of interest on the Expansion Loan, purchase of inventory, and other purposes as may be approved by the Lender.

Section 2.2  The Expansion Construction Note; Interest and Repayment.  The Expansion Loan shall be evidenced by the Expansion Construction Note.  The Lender shall enter in its ledgers and records the Advances of and payments made on the Expansion Loan, and the Lender is authorized by the Borrower to enter on a schedule attached to the Expansion Construction Note a record of such payments.  The Expansion Construction Note shall accrue interest and shall be payable, together with interest thereon, and may be prepaid, if at all, and is subject to mandatory prepayment, as provided in the Expansion Construction Note.  If not sooner paid, the Expansion Construction Note, together with all accrued and unpaid interest thereon, shall be due and payable in full on the Maturity Date.

Section 2.3  Expansion Loan Fees.  In consideration of the Lender’s agreement to make the Expansion Loan, the Borrower shall pay the Lender, at or prior to the closing of the Expansion Loan, the following fees:

2.3(a)  Closing Fee.  A closing fee in the sum of $75,000.00.

2.3(b)  Syndication Fee.  A syndication fee in the sum of $75,000.00.

Section 2.4  [Reserved]

Section 2.5  Use of Proceeds.  The proceeds of the Expansion Loan shall be used for construction of the Expansion Improvements and other items set forth in Section 2.1.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.1  Conditions to the Closing of the Expansion Loan.  The obligation of the Lender to close the Expansion Loan hereunder shall be subject to the prior or simultaneous fulfillment of each of the following conditions:

3.1(a)  Documents.  The Lender shall have received the documents and other materials as set forth on Schedule 3.1(a) attached hereto and hereby made a part hereof, except the Air Quality Permit.

3.1(b)  Other Matters.  All organizational and legal proceedings relating to the Borrower and its Members and all instruments and agreements in connection with the transactions contemplated by this Agreement shall be satisfactory in scope, form and substance to the Lender and its counsel, and the Lender shall have received all information and copies of all documents, including records of company proceedings, which it may reasonably have requested in connection therewith, such documents where appropriate to be certified by Borrower or governmental authorities.

3.1(c)  Fees and Expenses.  The Lender shall have received the Expansion Loan Fees and all other fees and amounts due and payable by the Borrower on or prior to the Closing Date, including the reasonable fees and expenses of counsel to the Lender payable pursuant to Section 7.2.  Borrower shall pay all of the Lender’s due diligence fees, including but not limited to the cost of the appraisal, the cost of the survey, the cost of the Phase I Environmental Site Assessment, all property and lien searches, title insurance fees and recording fees.

3.1(d)  No Default.  All representations and warranties of the Borrower made in this Agreement shall remain true and correct and no Default or Event of Default shall exist.

3.1(e)  Participation.  Financial institutions shall have committed to purchase from Lender a portion of the Expansion Loan in the aggregate sum of at least $19,000,000.00, and have signed Participation Agreements and such other documentation containing such terms as are acceptable to Lender.

Section 3.2  Conditions to Each Advance.  The obligation of the Lender to make the first and each subsequent advance of Expansion Loan proceeds hereunder shall be subject to the prior or simultaneous fulfillment of each of the following conditions:

3.2(a)  Documents.  The Lender shall have received the documents and other materials as set forth on Schedule 3.2(a) attached hereto and hereby made a part hereof, and that all such documents and other materials as are satisfactory to Lender in form and substance.

3.2(b)  Compliance with Other Conditions.  The Expansion Loan shall have closed, and the Borrower shall have complied with all of the terms and conditions of this Agreement (including the completion of any precondition to Expansion Loan closing under Section 3.1 above, which Lender may have waived at the time of Expansion Loan closing), including the Construction Loan Addendum hereto, and the other Loan Documents.

3.2(c)  Perfection.  A Mortgage and Financing Statement, and any other Loan Document creating or evidencing a lien or security interest which Lender requires to be filed of record, shall have been appropriately filed to the satisfaction of the Lender and the priority and perfection of the Lien created thereby shall have been established to the satisfaction of the Lender.  The Lender shall receive a first priority mortgage lien upon the Borrower’s leasehold interest in the Project, the Access and Rail Agreement and the Borrower’s personal property described in the Mortgage and Borrower’s Security Agreement, subject only to the Permitted Encumbrances and Lender’s other Mortgage and Financing Statement.

3.2(d)  No Default.  All representations and warranties of the Borrower made in this Agreement shall remain true and correct as of the date of the Advance as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date, and no Default or Event of Default shall exist.

3.2(e)  Equity.  Borrower shall have first paid $5,000,000.00 for the cost of construction of the Expansion Improvements from retained earnings.

3.2(f)  Draw Request.  Borrower has provided a Draw Request and otherwise complied with Section 3.3.

3.2(g)  No Revocation.  No license or permit necessary for the construction of the Project Expansion shall have been revoked or the issuance thereof subjected to challenge before any court or other governmental authority having or asserting jurisdiction as to the Project.

3.2(h)  Certification of Inspecting Architect.  The Inspecting Architect shall have certified that the construction completed respecting the Draw Request has been completed in conformity with the Plans, the construction schedule, and the total Project Costs as contained in the Sworn Construction Cost Statement.

Section 3.3  Disbursement Procedures.

3.3(a)  Submission of Draw Requests.  Whenever the Borrower desires a disbursement under the Expansion Loan, which shall be no more often than once a month, the Borrower shall submit to the Escrow Company a Draw Request, and simultaneously a copy thereof to the Lender and Inspecting Architect, duly executed on behalf of the Borrower setting forth the information requested on such form.  Each Draw Request shall be delivered to the Lender at least five (5) Business Days before the date the disbursement is desired.

3.3(b)  Amount of Draw Request.  Each Draw Request shall be limited to the amount provided for in the Disbursing Agreement.

3.3(c)  Other Documents.  At the time of submission of each Draw Request, the Borrower shall submit or cause to be submitted to the Lender the following:

3.3(c)(i)  All documents and other preconditions required under the Disbursing Agreement.

3.3(c)(ii)  A written report from the Inspecting Architect as referenced in Section 3.2(h).

3.3(c)(iii)  Such other supporting evidence as may be requested by the Lender to substantiate all payments which are to be made out of the relevant Draw Request and/or to substantiate all payments then made with respect to the Project Expansion under the Expansion Loan.

3.3(d) Making the Disbursements.  Upon satisfaction of all preconditions to payment under a Draw Request under this Agreement, the Disbursing Agreement, or any other Loan Document, the Lender shall disburse the appropriate amount of the Expansion Loan directly to the Escrow Company, except for items due to Lender under the terms of this Agreement, the Expansion Construction Note, the Disbursing Agreement, or any other Loan Document.  Borrower acknowledges that although Lender may disburse Expansion Loan proceeds to the Escrow Company, that no disbursement shall be made from the Escrow Company unless the terms of the Disbursing Agreement are satisfied as to each such term.

3.3(e)  Miscellaneous Procedures.  The Lender may establish additional procedures regarding disbursements as are reasonable to assure the proceeds of the Expansion Loan are paid only to those persons and entities entitled to the same, and that the liens securing the Obligations are in all cases first and paramount liens on the Property.

Section 3.4  Construction Loan Addendum.  Attached hereto and hereby made a part hereof is a Construction Loan Addendum.  The Construction Loan Addendum contains terms applicable to the Expansion Loan.  If there is any conflict or inconsistency between the terms and provisions of the Construction Loan Addendum and any other terms and provisions of this Agreement, the terms and provisions of the Construction Loan Addendum shall control.

Section 3.5  Disbursements of Borrower Funds.  Borrower shall make disbursements of its funds under Section 3.2(e) and of other amounts Borrower disburses for Completion of the Project Expansion through the Disbursing Agent under procedures which shall insure that mechanics and materialmens liens are satisfied and that the work is in compliance with the Plans, Sworn Construction Cost Statement and construction schedule.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender:

Section 4.1  Organization, Standing, Etc.  The Borrower is a limited liability company duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization and, if different, the jurisdiction in which the Project is located, and has all requisite limited liability company power and authority to own its properties and to carry on its business as now conducted, to enter into this Agreement and the other Loan Documents to which it is a party and to issue the Note and to perform its obligations hereunder and thereunder.  This Agreement, the Note and the other Loan Documents to which it is a party have been duly authorized by all necessary limited liability company action and when executed and delivered will be the legal and binding obligations of the Borrower.  The execution, delivery and performance of this Agreement, the Note and the other Loan Documents to which it is a party will not violate the Borrower’s Articles of Organization, Operating Agreement and Member Control Agreement or any law applicable to the Borrower, and will not violate or cause a default under or permit acceleration of any agreement to which Borrower is a party or by which it or the Project is bound.  Except for consents, approvals and exemptions previously obtained (copies of which have been delivered to the Lender), no approval of or exemption by any Person is required in connection with the Borrower’s execution, delivery and performance of this Agreement, the Note and the other Loan Documents to which it is a party.  To the Borrower’s knowledge, it is not in default (beyond any applicable grace period) in the performance of any agreement, order, writ, injunction, decree or demand to which it is a party or by which it is bound.

Section 4.2  Litigation.  There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or the Project which, if determined adversely to the Borrower, would have a material adverse effect on the condition of the Borrower or on the ability of the Borrower to perform its obligations under the Loan Documents.  Neither the Borrower nor the Project is in violation of any Governmental Requirement where such violation could reasonably be expected to impose a material liability on the Borrower.

Section 4.3  Taxes.  The Borrower has filed all federal, state and local tax returns required to be filed and has paid or made provision for the payment of all taxes due and payable pursuant to such returns and pursuant to any assessments made against it or any of its property (other than taxes, fees or charges the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower).

Section 4.4  Subsidiaries.  The Borrower has no subsidiaries.

Section 4.5  Employee Benefit Plans.  Except as disclosed in writing to the Lender:  (a) the Borrower is not an employee benefit plan as defined in Section 3(1) of ERISA, whether or not subject to ERISA; (b) no assets of the Borrower constitute assets of any such plan under ERISA regulations or rulings; (c) with respect to any such plan that the Borrower sponsors, participates in or has fiduciary duties with respect to, the Borrower has materially complied with all federal and state laws, plan documents and funding requirements; (d) the Borrower does not sponsor, participate in, or have fiduciary duties with respect to any defined benefit pension plan subject to Title IV of ERISA or any multi-employer pension plan as defined in Section 3(37)(A) of ERISA or any plan providing medical or other welfare benefits to retirees or other former employees (except as required by federal or state law); and (e) the Borrower is not (and has not ever been) a member of a group of trades or businesses (whether or not incorporated) that is treated as a single employer under Section 414 of the Internal Revenue Code.

Section 4.6  Federal Reserve Regulations.  The Borrower is not engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System or any successor thereto).  The value of all margin stock owned by the Borrower does not constitute more than 25% of the value of the assets of the Borrower.

Section 4.7  Construction of the Project Expansion.  The Project Expansion will be constructed strictly in accordance with the Plans, will be constructed entirely on the Property, and will not encroach upon or overhang any easement or right-of-way on property not constituting part of the Property, except for the rail spur line which shall in part be located upon the rail line property owned by the State of South Dakota, or other third party satisfactory to Lender.  The Project Expansion, both during construction and at the time of completion, and the contemplated use thereof, will not violate any applicable zoning or use statute, ordinance, building code, rule or regulation, or any covenant or agreement of record.  The Borrower agrees that it will furnish from time to time such satisfactory evidence with respect thereto as may be require by the Lender.

Section 4.8  Taxpayer Identification Number.  The Borrower’s Internal Revenue Service Taxpayer Identification Number is 46-0460145, and the Borrower shall use such number as its exclusive Internal Revenue Service Taxpayer Identification Number until all of its Obligations under this Agreement are satisfied in full.  The Borrower will not change its name as incorporated, without the Lender’s prior written consent, which may be conditioned upon the Borrower’s signing amendments to UCC-1s or other documents as the Lender may require.

Section 4.9  Borrower not a Transmitting Utility.  The Borrower is not a transmitting utility within the meaning of the UCC, and in particular will not ship its inventory by pipeline.

Section 4.10  Purchase of Corn.  Any purchase of corn or other inputs used or consumed in the production of the Borrower’s ethanol or other inventory shall be free of any security or lien interest of any third party, and in particular Borrower shall see to the termination of any security interest in any such farm products or goods it may purchase.

Section 4.11  Operating Contracts.  All Operating Contracts set forth on Exhibit B hereto are current and in effect.  To the extent that an Operating Contract set forth on Exhibit B is identical to an Operating Contract set forth in Schedule B of the First Loan Agreement, such Operating Contract has not been amended or replaced.

ARTICLE V

COVENANTS

Until the Note and all of the Borrower’s other Obligations shall have been paid and performed in full, unless the Lender shall otherwise consent in writing:

Section 5.1  Financial Statements and Reports.  The Borrower will furnish to the Lender:

5.1(a)  As soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, financial statements consisting of at least statements of income, cash flow and changes in members’ equity, a balance sheet as of the end of such year, and a statement of contingent liabilities as at the end of such year, setting forth in each case in comparative form corresponding figures from the previous annual audit, certified without qualification by an independent certified public accountant of recognized standing selected by the Borrower, as the case may be, and acceptable to the Lender.

5.1(b)  As soon as available and in any event within 30 days after the end of each fiscal quarter of the Borrower, unaudited financial statements and a financial covenant compliance certificate on a form provided by Lender for such quarter and for the period from the beginning of such fiscal year to the end of such quarter, substantially similar to the annual audited statements.

5.1(c)  Immediately upon any officer of the Borrower becoming aware of any Default or Event of Default, a notice describing the nature thereof and what action the Borrower proposes to take with respect thereto.

5.1(d)  From time to time, such other information regarding the business, operation and financial condition of the Borrower and the Project as the Lender may reasonably request.

Section 5.2  Books and Records.  The Borrower will keep adequate and proper records and books of account in which full and correct entries will be made of its dealings, business and affairs, including its use and operation of the Project.

Section 5.3  Inspection.  The Borrower will permit any Person designated by the Lender upon reasonable notice to visit and inspect any of the properties (including the Project), books and financial records of the Borrower, to examine and to make copies of the books of accounts and other financial records of the Borrower, and to discuss the affairs, finances and accounts of the Borrower with its officers at such reasonable times and intervals as the Lender may designate.

Section 5.4 Existence.  The Borrower will maintain its existence in good standing under the laws of its jurisdiction of organization or formation, and, if different, the jurisdiction where the Project is located, and its qualification to transact business in each jurisdiction (including the jurisdiction where the Project is located) where failure so to qualify would permanently preclude the Borrower from enforcing its rights with respect to any material asset or would expose the Borrower to any material liability.

Section 5.5  Notice of Litigation.  The Borrower will give prompt written notice to the Lender of the commencement of any action, suit or proceeding affecting the Borrower.

Section 5.6  Employee Benefit Plans.  The Borrower shall neither take any action, nor omit to take any action, if such action or omission would result in any of the statements set forth in Section 4.5 (including any written disclosures made by the Borrower to the Lender under Section 4.5) becoming inaccurate or misleading at any time while the Note remains outstanding.

Section 5.7  Insurance.  The Borrower will maintain with financially sound and reputable insurance companies such insurance as may be required by law and such other insurance in such amounts and against such hazards as is customary in the case of reputable companies engaged in the same or similar business and similarly situated, including, without limitation, the insurance which the Borrower is required to maintain pursuant to Section 1.4 of the Mortgage.

Section 5.8  Payment of Taxes.  The Borrower will file all tax returns and reports which are required by law to be filed by it and will pay before they become delinquent, all taxes, assessments and governmental charges and levies imposed upon it or its property and all claims or demands of any kind (including those of suppliers, mechanics, carriers, warehousemen, landlords and other like Persons) which, if unpaid, might result in the creation of a Lien upon its property.  Notwithstanding the foregoing, Borrower shall not be in default hereunder if a tax assessment or governmental charge or levy results in a Lien upon Borrower’s property so long as

Borrower timely files and prosecutes any proceeding whereby Borrower contests the imposition or amount of said tax, assessment or governmental charge or levy.

Section 5.9  Maintenance of Properties, Compliance.  The Borrower will maintain its properties in good condition, repair and working order, and supplied with all necessary equipment, and make all necessary repairs, renewals, replacements, betterments and improvements thereto, all as may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times.  The Borrower will comply in all material respects with all Governmental Regulations to which it may be subject.

Section 5.10  Merger.  The Borrower will not merge or consolidate or enter into any analogous reorganization or transaction with any Person or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution).

Section 5.11  Sale of Assets.  The Borrower will not sell, transfer, lease or otherwise convey all or any substantial part of its assets except for sales and leases of inventory in the ordinary course of business.

Section 5.12 Voluntary Liens.  The Borrower will not grant any Lien in its properties without the prior written consent of the Lender, except Liens securing additional indebtedness permitted under Section 5.15.

Section 5.13  Mechanic’s Liens.  The Borrower shall cause all mechanic’s or similar Liens to be removed of record within 120 days of their attachment, unless the Borrower shall initiate proceedings to remove the mechanic’s Lien; and in all events shall cause the mechanic’s Lien to be removed of record within 30 days following the date of a final and non-appealable judicial determination that the mechanic’s Lien is enforceable.

Section 5.14 Transactions with Related Parties.  Except for the Operating Contracts described in Exhibit B, and except for any future contract for the sale of DDGS or carbon dioxide with Broin Enterprises, Inc., d/b/a Dakota Gold Marketing and its Affiliates, the Borrower shall not enter into any transactions with Affiliates.

Section 5.15  No Additional Indebtedness.  The Borrower shall not, without Lender’s prior written consent, borrow from any financial institution or other Person any sum of money, or enter into any capital leases in an amount in excess of One Hundred Thousand Dollars ($100,000.00) (individually or in the aggregate) during any Borrower fiscal year.

Section 5.16 Deposit Accounts.  In order to further secure the Borrower’s obligations hereunder, the Borrower will maintain its primary operating account and all savings/investment accounts with the Lender.  Lender agrees to offer interest rates that are reasonably competitive with other commercial banking institutions.

Section 5.17  Additional Covenants.  For additional covenants, see Schedule V attached hereto and hereby made a part hereof.

ARTICLE VI

EVENTS OF DEFAULT AND REMEDIES

Section 6.1  Events of Default.  The occurrence of any one or more of the following events shall constitute an Event of Default:

6.1(a)  The Borrower shall fail to make when due, and such failure to make payments shall continue for ten (10) calendar days after the date the Lender gives notice of such failure to the Borrower, any payment of principal of or interest on the Note or any other Obligations of the Borrower to the Lender pursuant to this Agreement or any of the other Loan Documents.

6.1(b)  Any representation or warranty made by or on behalf of the Borrower in this Agreement or any of the other Loan Documents or by or on behalf of the Borrower in any certificate, statement, report or document herewith or hereafter furnished to the Lender pursuant to this Agreement or any of the other Loan Documents shall prove to have been false or misleading in any material respect on the date as of which the facts set forth are stated or certified.

6.1(c)  The Borrower shall fail to comply with Sections 5.7, 5.10 or 5.11.

6.1(d)  The Borrower shall fail to comply with Section 5.1 and such failure to comply shall continue for ten (10) calendar days after the date the Lender gives notice of such failure to the Borrower.

6.1(e)  The Borrower shall fail to comply with any covenant contained in Schedule V hereto and such failure to comply shall continue for thirty (30) calendar days after the date of determination or measurement of said covenant.

6.1(f)  A sale, transfer, conveyance or encumbrance of the Project or any part thereof or of all or any part of the Borrower’s interest therein in violation of Section 1.3 of the Mortgage shall occur.

6.1(g)  The Borrower shall fail to comply with any other agreement, covenant, condition, provision or term contained in this Agreement or any of the other Loan Documents (other than those hereinabove set forth in this Section 6.1) and such failure to comply shall continue for thirty (30) calendar days after the date the Lender gives notice of such failure to the Borrower.

6.1(h)  The Borrower shall become insolvent or shall generally not pay its debts as they mature, including additional indebtedness permitted under Section 5.15, or shall apply for, shall consent to, or shall acquiesce in the appointment of a custodian, trustee or receiver of itself or for a substantial part of its property, or, in the absence of such application, consent or acquiescence, a custodian, trustee or receiver shall be appointed for the Borrower or for a substantial part of the property thereof and shall not be discharged within forty-five (45) days, or the Borrower shall make an assignment for the benefit of creditors.

6.1(i)  Any bankruptcy, reorganization, debt arrangement or other proceedings under any bankruptcy or insolvency law shall be instituted by or against the Borrower and, if instituted against the Borrower, shall have been consented to or acquiesced in by the Borrower, as the case may be, or shall remain undismissed for sixty (60) days, or an order for relief shall have been entered against the Borrower.

6.1(j)  Any dissolution or liquidation proceeding shall be instituted by or against the Borrower and, if instituted against the Borrower, shall be consented to or acquiesced in by the Borrower, as the case may be, or shall remain for sixty (60) days undismissed.

6.1(k)  A judgment or judgments for the payment of money in excess of the sum of $250,000.00 in the aggregate shall be rendered against the Borrower and either (i) the judgment creditor executes on such judgment or (ii) such judgment remains unpaid or undischarged for more than sixty (60) days from the date the judgment becomes final and non-appealable.

6.1(l)  The maturity of any material indebtedness of the Borrower (other than the Loan) shall be accelerated, or the Borrower shall fail to pay any such material indebtedness when due (after the lapse of any applicable grace period) or any event shall occur or condition shall exist and shall continue for more than the period of grace, if any, applicable thereto and shall have the effect of causing, or permitting the holder of any such indebtedness to cause, such material indebtedness to become due prior to its stated maturity or to realize upon any collateral given as security therefor.  For purposes of this Section, indebtedness shall be deemed “material” if it exceeds $250,000.00 as to any item of indebtedness or in the aggregate for all items of indebtedness with respect to which any of the events described in this Section has occurred.

6.1(m)  Any execution or attachment shall be issued whereby any substantial part of the property of the Borrower shall be taken or attempted to be taken and the same shall not have been vacated or stayed within thirty (30) days after the issuance thereof.

6.1(n)  The Lease and/or the Access and Rail Agreement shall be terminated or cancelled or the Borrower shall be in default thereunder beyond the applicable grace period, if any.

6.1(o) The termination or assignment, other than to an Affiliate, or Borrower’s breach of the (i) Agreement Between Owner and Design Builder dated October 19, 2005, with Broin and Associates, Inc., (ii) the Management Agreement dated April 20, 2005, and Amendment to Management Agreement dated October 25, 2005, with Broin Management, LLC, (iii) the Ethanol Marketing and Services Agreement dated March 5, 2002, and First Amendment to Ethanol Marketing and Services Agreement dated October

18, 2002, with Ethanol Products, LLC, and DDGS Marketing and Services Agreement (for sale of the DDGS), dated March 8, 2002, and First Amendment to DDGS Marketing and Service Agreement effective May 10, 2002, with Broin Enterprises, Inc., d/b/a Dakota Commodities, n/k/a Dakota Gold Marketing, without the Lender’s prior written consent.

6.1(p)  Be in material breach (beyond any commercially reasonable cure period) of any Operating Contract, or terminate any Operating Contract, or allow substitution or assignment of, or substantial change in control of, any other party to any Operating Contract, without Lender’s prior written consent.

6.1(q)  The construction of the Project Expansion is abandoned or shall be unreasonably delayed or be discontinued for a period of fifteen (15) consecutive calendar days, in each instance for reasons other than acts of God, fire, storm, strikes, blackouts, labor difficulties, riots, inability to obtain materials, equipment or labor, governmental restrictions or any similar cause over which the Borrower is unable to exercise control.

6.1(r)  The Borrower at any time prior to the Completion of the Project Expansion, shall delay construction or suffer construction to be delayed for any period of time, for any reason whatsoever, so that the Completion of the Project Expansion cannot be accomplished, in the reasonable judgment of the Inspecting Architect, by the Completion Deadline.

Section 6.2  Remedies.  If (a) any Event of Default described in Sections 6.1 (h), (i) or (j) shall occur with respect to the Borrower, the Note and all other obligations of the Borrower to the Lender under this Agreement and the other Loan Documents shall automatically become immediately due and payable, or (b) any other Event of Default shall occur and be continuing, then the Lender may declare the Note and all other obligations of the Borrower to the Lender under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the same shall immediately become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in the Note or in any of the other Loan Documents to the contrary notwithstanding.  Upon the occurrence of any of the events described in clauses (a) or (b) of the preceding sentence the Lender may exercise all rights and remedies under this Agreement, the Note and any of the other Loan Documents and under any applicable law.  In addition, the Lender may cure the Event of Default on behalf of the Borrower, and, in doing so, may enter upon the Project, and may expend such sums as it may deem desirable, including attorneys’ fees, all of which shall be deemed to be advances hereunder and under the Note, even though causing the debt outstanding under any Note to exceed the face amount of the Note, shall bear interest at the Default Rate and shall be payable by the Borrower on demand, and shall be secured by the Mortgage and all other Loan Documents securing the Loan.

Section 6.3  Offset.  In addition to the remedies set forth in Section 6.2, upon the occurrence of any Event of Default and thereafter while the same be continuing, the Borrower hereby irrevocably authorizes the Lender to set off all sums owing by the Borrower to the Lender against all deposits and credits of the Borrower with, and any and all claims of the Borrower against, the Lender.

ARTICLE VII

MISCELLANEOUS

Section 7.1  Modifications.  Notwithstanding any provisions to the contrary herein, any term of this Agreement may be amended with the written consent of the Borrower; provided that no amendment, modification or waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be in writing and signed by the Lender, and then such amendment, modification, waiver or consent shall be effective only in the specific instance and for the purpose for which given.

Section 7.2  Costs and Expenses.  Whether or not the transactions contemplated hereby are consummated, the Borrower agrees to reimburse the Lender upon demand for all reasonable out-of-pocket expenses paid or incurred by the Lender (including filing and recording costs and fees and expenses of legal counsel to the Lender) in connection with the negotiation, preparation, approval, review, execution, delivery, amendment, modification, interpretation, collection and enforcement of this Agreement, the Note and the other Loan Documents.  The obligations of the Borrower under this Section shall survive any termination of this Agreement.

Section 7.3  Waivers, etc.  No failure on the part of the Lender or the holder of the Note to exercise and no delay in exercising any power or right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right.  The rights and remedies of the Lender hereunder are cumulative and not exclusive of any right or remedy the Lender otherwise has.

Section 7.4  Notices.  Except when telephonic notice is expressly authorized by this Agreement, any notice or other communication to any party in connection with this Agreement shall be in writing and shall be sent by manual delivery, telegram, telex, facsimile transmission, overnight courier or United States mail (postage prepaid) addressed to such party at the address specified on the signature page hereof, or at such other address as such party shall have specified to the other party hereto in writing.  All periods of notice shall be measured from the date of delivery thereof if manually delivered, from the date of sending thereof if sent by telegram, telex or facsimile transmission, from the first Business Day after the date of sending if sent by overnight courier, or from four days after the date of mailing if mailed.  Either party may change its address for notices by a notice given not less than five (5) Business Days prior to the effective date of the change.

Section 7.5  Successors and Assigns; Disposition of Loans.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns, except that the Borrower may not assign its rights or delegate its obligations hereunder without the prior written consent of the Lender.  The Lender may at any time sell, assign, transfer, grant participations in, or otherwise dispose of any portion of the Loan to banks or other financial institutions.  The Lender may disclose any information regarding the Borrower in the Lender’s possession to any prospective buyer or participant.

Section 7.6 Governing Law and Construction. THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF SOUTH DAKOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS OR PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.  WHENEVER POSSIBLE, EACH PROVISION OF THIS AGREEMENT AND ANY OTHER STATEMENT, INSTRUMENT OR TRANSACTION CONTEMPLATED HEREBY OR RELATING HERETO, SHALL BE INTERPRETED IN SUCH MANNER AS TO BE EFFECTIVE AND VALID UNDER SUCH APPLICABLE LAW, BUT, IF ANY PROVISION OF THIS AGREEMENT OR ANY OTHER STATEMENT, INSTRUMENT OR TRANSACTION CONTEMPLATED HEREBY OR RELATING HERETO SHALL BE HELD TO BE PROHIBITED OR INVALID UNDER SUCH APPLICABLE LAW, SUCH PROVISION SHALL BE INEFFECTIVE ONLY TO THE EXTENT OF SUCH PROHIBITION OR INVALIDITY, WITHOUT INVALIDATING THE REMAINDER OF SUCH PROVISION OR THE REMAINING PROVISIONS OF THIS AGREEMENT OR ANY OTHER STATEMENT, INSTRUMENT OR TRANSACTION CONTEMPLATED HEREBY OR RELATING HERETO.

Section 7.7  Consent to Jurisdiction.  AT THE OPTION OF THE LENDER, THIS AGREEMENT AND THE NOTE MAY BE ENFORCED IN ANY FEDERAL COURT OR SOUTH DAKOTA CIRCUIT COURT SITTING IN GRANT COUNTY OR MINNEHAHA COUNTY; AND THE BORROWER CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURTS AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT.  IN THE EVENT THE BORROWER COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT, THE LENDER AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

Section 7.8  Waiver of Jury Trial.  EACH OF THE BORROWER AND THE LENDER IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTE AND ANY OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 7.9  Captions and Recitals.  The captions or headings herein and any table of contents hereto are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Agreement.  The Recitals at the beginning of this Agreement are incorporated herein as substantive provisions.

Section 7.10  Number; Gender.  The singular of all terms used herein shall include the plural and the plural shall include the singular, and the use of any gender herein shall include all other genders, where the context so requires or permits.

Section 7.11  Entire Agreement.  This Agreement and the other Loan Documents embody the entire agreement and understanding between the Borrower and the Lender with respect to the subject matter hereof and thereof.  This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof.

Section 7.12  Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and either of the parties hereto may execute this Agreement by signing any such counterpart.

Section 7.13  Participation.  Notwithstanding any other provision of this Agreement, the Borrower understands that the Lender may enter into participation agreements with other lenders whereby the Lender will allocate a certain percentage of the Loan to them.  The Borrower specifically permits and authorizes the Lender to exchange financial information about the Borrower with actual or potential participants.  The borrower acknowledges that, for the convenience of all parties. This Agreement is being entered into with the Lender only and that its obligations under this Agreement are undertaken for the benefit of, and as an inducement to, each of the Participating Lenders as well as the Lender, and the Borrower hereby grants to each of the Participating Lenders to the extent of its participation in the Loan, the right to set off deposit accounts maintained by the Borrower with such Bank.  The Borrower understands that the terms of such participation agreements with any of the participants will limit the Lender’s rights to amend, waive or modify the terms and conditions of this Agreement without the express written consent of all or a designated percentage of such participants.  Every requirement that the Borrower pay the expenses of the Lender, including costs of the Lender’s attorneys, service tax thereon, and expense reimbursement for such attorneys, shall also be deemed to include such reasonable costs and expenses of each such participant.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

NORTHERN LIGHTS			U.S. BANK NATIONAL
		ETHANOL, LLC			ASSOCIATION

By:	/s/	Delton Strasser	By:	/s/	Carl Johnson
		Print Name: Delton Strasser			Print Name: Carl A. Johnson
		Title: President			Title: Assistant Vice President

		Borrower’s Address:			Lender’s Address:
		48416 144th Street			U.S. Bank National Association
		PO Box 356			141 North Main Avenue
		Big Stone City, South Dakota 57216			Post Office Box 5308
		Phone: (605) 862-7902			Sioux Falls, South Dakota 57117
		Fax: (605) 862-7904			Phone: (605) 333-3829
Fax: (605) 333-3825

CONSTRUCTION LOAN ADDENDUM

Section 1. Definitions.  The following definitions are hereby added to Article I of the Amended and Restated Loan Agreement (the “Amended Loan Agreement”) to which this Construction Loan Addendum (this “Addendum”) is attached:

“Advance”: An advance of Expansion Loan proceeds by the Lender pursuant to this Agreement.

“Air Quality Permit”: Borrower’s Title V Air Quality Operating Permit No. 28.0502-29 dated July 3, 2001, as amended June 3, 2002, issued by the South Dakota Department of Environment and Natural Resources.  As of the date of this Agreement the Air Quality Permit is the subject of an application for major amendment to allow Borrower to expand its ethanol production and/or DDGS production capacity as contemplated by the Project Expansion.

“Assignment of Construction Contract”: The Assignment of Construction Contract dated of even date herewith, by and between the Borrower, the Lender and the General Contractor.

“Assignment of Plans”: The Assignment of Plans executed by the Borrower in favor of the Lender, and consented to by the General Contractor.

“Completion”:  The Improvements are completed in accordance with the Plans and paid for in full; such completion has been approved by the Inspecting Architect; a certificate of substantial completion for the Improvements has been signed by the Borrower and the General Contractor and delivered to the Lender, and no punch-list items remain to be completed; an unconditional certificate of occupancy for all of the Improvements has been issued by the appropriate governmental authority, if required by applicable law; the Borrower has delivered to the Lender copies of all licenses and permits needed to operate the Project; Lender has received copies of all warranties from suppliers covering materials, equipment and appliances included within the Project and evidence that all insurance required hereby is in full force and effect; and no Default or Event of Default exists hereunder.

“Completion Deadline”:  The earlier of the following to occur: (i) August 31, 2007, or (ii) the 120th day following that stage in the progress of the construction of the Expansion Improvements such that the construction is sufficiently complete so that Borrower can utilize the Project, including Project Expansion, for its intended use.

“Contractor”:  Any Person who has a contract or subcontract under which payment may be required for any work done, material supplied or services furnished in connection with acquiring, constructing, financing, equipping and/or developing the Project Expansion. A Contractor includes anyone eligible to file a lien pursuant to SDCL ch 44-9.

“Disbursing- Agreement”: The separate disbursing agreement of even date herewith between the Borrower, the Lender and the Escrow Company, including any amendments and supplements thereto.

“Draw Request”: A written request by the Borrower for an Advance.

“Expansion Improvements”:  The buildings and other improvements to be placed or constructed upon the Land, and all reconfiguring, retrofitting and other work to be done to the Project, according to the Plans and in furtherance of the Project Expansion.

“Final Advance”: that advance which will extend the Expansion Loan funds advanced to $33,000,000 or such lesser amount as the Borrower may borrow to complete the Project Expansion.

“General Contractor”: Broin and Associates, Inc., an Affiliate of the Borrower.

“Plans”:  The final working plans for the construction of the Expansion Improvements, including drawings, specifications, details and manuals, as approved by the Lender prior to the Closing Date.

“Reserves”:  The reserves for payment of construction period interest, contingencies and change orders, as set forth on the Sworn Construction Cost Statement.

“Sworn Construction Cost Statement”: An itemized, certified statement of actual and estimated costs of the Project, signed and sworn to by the Borrower and the General Contractor as the same may be amended or supplemented with the approval of the Lender from time to time.

The term “Loan Documents”, as used in the Loan Agreement, shall include, in addition to the documents described in the definition of Loan Documents contained in Article I of the Loan Agreement, the Assignment of Construction Contract, the Assignment of Plans and the Disbursing Agreement.

Section 2. Advances.

(a)           General.  The Lender agrees to lend to the Borrower, and the Borrower agrees to borrow from the Lender, the proceeds of the Expansion Loan, from time to time until the Completion Deadline, for the purpose of developing the Project Expansion and constructing the Expansion Improvements.  All sums advanced by the Lender shall constitute Advances under this Agreement and shall be evidenced by the Note and secured by the Mortgage.  No Advance shall constitute a waiver of any Default or Event of Default or any condition precedent to the obligation of the Lender to make any further Advance.  If the total amount of the Expansion Loan exceeds the amount needed to fully pay all project costs approved by the Lender, the Lender shall not be required to advance the excess.  The Borrower shall keep the Lender advised of the name of each Contractor and of the type of work, material or services and the dollar amount covered by each of their respective contracts with the Borrower.  If requested by the Lender, the Borrower shall also furnish to the Lender a copy of each contract with each of the Contractors.  THE BORROWER MAY COMMENCE CONSTRUCTION WORK ON, OR ACCEPT DELIVERY

OF MATERIALS FOR, THE EXPANSION IMPROVEMENTS PRIOR TO THE RECORDING OF THE MORTGAGE.

(b)           Procedure for Advances.  The Expansion Loan proceeds shall be advanced by the Lender in accordance with the terms and conditions set forth in this Section 2, and in accordance with the Disbursing Agreement.  All monies advanced by the Lender to the Escrow Company shall constitute Advances under this Agreement, and shall bear interest from the date of advance to the Escrow Company, whether such Advances are fully disbursed by the Escrow Company or are withheld in full or in part.

(c)           Advances by Lender to Itself or Others.  The Lender may, at the Lender’s option, advance to itself or to others all sums due or to become due to the Lender or to others under any of the Loan Documents, whether or not an Advance is requested by the Borrower.

(d)           Inspections.  The Lender, the Escrow Company, the Inspecting Architect, the Lender’s consultants and their representatives shall have access to the Project at all reasonable times to conduct such inspections thereof as they deem necessary or desirable for the protection of the Lender’s interests.  All costs of the Inspecting Architect and any other consultants deemed necessary or desirable by the Lender to make periodic inspections of the Project and to review all Draw Requests and change orders shall be paid by the Borrower.  Neither the Borrower nor any third party shall have the right to use or rely upon the reports of the Inspecting Architect or any other reports generated by the Lender or its consultants for any purpose whatsoever.  By advancing funds after any inspection of the Project, the Lender shall not be deemed to waive any Default or Event of Default, waive any right to require construction defects to be corrected, or acknowledge that all construction conforms with the Plans.

(e)           Lender Not Responsible for Project.  The Lender assumes no liability or responsibility for the sufficiency of the Expansion Loan proceeds to complete the Project Expansion, to service any interest or other payment due under the terms of the Expansion Loan under Section 2(c) above, for protection of the Project, for the satisfactory Completion of the Project Expansion, for the Plans, for the compliance of the Plans and the Project with Governmental Requirements, for inspection during construction, for the adequacy of Reserves, for the adequacy or accuracy of the Sworn Construction Cost Statement, for any representations made by the Borrower, or for any acts on the part of the Borrower or its Contractors to be performed in the construction of the Project Expansion.  The Borrower assumes sole responsibility for all of the foregoing.

(f)            Loan in Balance.  Borrower acknowledges that Borrower is responsible for all cost overruns on the Project Expansion.  The Lender shall not be obligated to make any Advance unless and until the Borrower has provided the Lender with evidence that the Borrower has paid sufficient costs of the Project Expansion so that all remaining unpaid costs of the Project Expansion, including the Reserves, do not exceed the amount of the Expansion Loan proceeds not yet Advanced by the Lender.  If the Lender or the Borrower determines that the unAdvanced balance of Expansion Loan proceeds is insufficient to cover any cost allocation set forth on the Sworn Construction Cost Statement, including the Reserves and interest during construction, or to complete the Project Expansion, it shall notify the other party of such determination, and the Borrower shall, within ten (10) Business Days after such notice, deposit with the Lender funds equal to the amount of the deficiency.  The Borrower hereby assigns and pledges to the Lender all funds so deposited as additional security for the Obligations.  The Borrower may not reallocate items of cost or change the Sworn Construction Cost Statement without the consent of the Lender.

Section 3. Conditions Precedent to Advances.  The Lender shall not be required to make any Advances until the conditions and requirements set forth below have been satisfied, at the Borrower’s sole cost and expense.  The Lender may, in its discretion, make Advances prior to satisfaction of any or all of the conditions and requirements set forth below, all of which are for the sole benefit of the Lender, without waiving its right to require such satisfaction before any additional Advances are made.

(a)           Conditions Precedent to Initial Advance.  The Lender shall not be obligated to make the initial Advance until the conditions precedent set forth in Article III of the Loan Agreement have been satisfied and the Lender has received all of the following in form and substance acceptable to the Lender:

(i)            The General Contractor’s construction contract and a schedule listing all subcontracts relating to the construction of the Project Expansion.

(ii)           The Sworn Construction Cost Statement, and a disbursement schedule showing the anticipated time and amount of disbursements hereunder.

(iii)          Copies of all building permits required to complete the construction of the Expansion Improvements, or evidence satisfactory to the Lender that such permits will be obtained.

(iv)          The Assignment of Construction Contract and the Assignment of Plans and the Disbursing Agreement, each duly executed by the parties thereto.

(v) The parties acknowledge that work on the Expansion Improvements commenced prior to closing, and that all preconditions to any subsequent Advances hereunder apply to the initial Advance hereunder.

(b)           Conditions Precedent to All Advances.  The obligation of the Lender to make each Advance (including the initial Advance) is subject to the following conditions precedent:

(i)            No Default or Event of Default shall have occurred and be continuing or will exist upon the making of such Advance.

(ii)           All representations and warranties of the Borrower made in the Loan Agreement shall remain true and correct as of the date of the Advance as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date and no Default or Event of Default shall exist.

(iii)          All requirements and conditions for an Advance under Section 2 of this Addendum shall have been complied with and satisfied.

(iv)          There shall not have occurred any change, which in the sole judgment of the Lender is materially adverse, in the condition (financial or otherwise) or operations of the Borrower or in the Project or the prospects for the timely and satisfactory completion of the construction of the Expansion Improvements and operation of the Project.

(c)           Condition Precedent to Final Advance.   The obligation of Lender to make the Final Advance is subject to Borrower obtaining the Air Quality Permit.

Section 4. Warranties.  Representations.  Covenants and Agreements.  In addition to the warranties, representations, covenants and agreements of the Borrower contained in the Loan Agreement, the Borrower hereby warrants, represents, covenants and agrees to and with the Lender as follows:

(a)           Boundary Lines.  Governmental Requirements and Restrictions.  The exterior lines of the Expansion Improvements are, and at all times will be, within the boundary lines of the Land and any required set back lines, and the Borrower has examined and is familiar with all applicable covenants, conditions, restrictions and reservations, and with all applicable Governmental Requirements affecting the Project, and the Project will conform to and comply with all of the foregoing.

(b)           Loan in Balance.  The amount of the Expansion Loan proceeds not yet advanced by the Lender equals or exceeds the total of all remaining unpaid costs of the Project Expansion, including the Reserves.

(c)           Commencing and Completing- Construction.  Regardless of whether or not there are sufficient Expansion Loan proceeds or sufficient funds disbursed under the Disbursing Agreement, the Borrower shall expeditiously complete and fully pay for the development and construction of the Project Expansion in a good and workmanlike manner and in accordance with the contracts, subcontracts and Plans submitted to and approved by the Lender, and in compliance with all applicable Governmental Requirements, and any applicable covenants, conditions, restrictions and reservations, so that Completion occurs on or before the Completion Deadline.  The Borrower shall correct or cause to be corrected (a) any defect in the Expansion Improvements, (b) any departure in the construction of the Expansion Improvements from the Plans or Governmental Requirements, and (c) any encroachment by any part of the Expansion Improvements or any other structure located on the Land on any building line, easement, property line or restricted area.  The Borrower shall cause the bearing capacity of the soil on the Land to be made sufficient to support the Expansion Improvements, and sufficient local utilities to be made available to the Project and installed at costs (if any) set out in the Sworn Construction Cost Statement, on or before the Completion Deadline.

(d)           Changing Costs, Scope or Timing of Work.  The Borrower shall deliver to the Lender revised, sworn statements of estimated costs of the Project Expansion, showing changes in or variations from the original Sworn Construction Cost Statement, as soon as such changes are known to the Borrower.  The Borrower shall furnish the Lender with copies of all changes or modifications in the Plans, contracts or subcontracts for the construction of the Expansion Improvements, prior to incorporation of any such change or modification into the Expansion Improvements, whether or not the Lender’s consent to such change or modification is required.  The Borrower shall not make or consent to any change or modification in such Plans, contracts or subcontracts, and no work shall be performed with respect to any such change or modification, without the prior written consent of Lender, if such change or modification would in any material way alter the design or structure of the Expansion Improvements, or increase or decrease the cost of the construction of the Expansion Improvements by $250,000.00 or more for any single change or modification, or if the aggregate amount of all changes and modifications exceeds $1,000,000.00.

(e)           Paying Costs of Project and Expansion Loan.  The Borrower shall pay and discharge, when due, all taxes, assessments and other governmental charges upon the Project, as well as all claims for labor and materials which, if unpaid, might become a lien or charge upon the Project; provided, however, that the Borrower shall have the right to contest the amount, validity and/or applicability of any of the foregoing in strict accordance with the terms of the Mortgage.  The Borrower shall also pay all costs and expenses of the Lender, the Lender’s consultants and the Borrower in connection with the Project, the preparation and review of the Loan Documents and the making, closing, administration, repayment and/or transfer of the Expansion Loan, including but not limited to the fees of the Lender’s attorneys, fees of the Inspecting Architect, title insurance costs, disbursement expenses, and all other costs and expenses payable to third parties incurred by the Lender or the Borrower in connection with the Expansion Loan.  Such costs and expenses shall be paid by the Borrower whether or not the Expansion Loan is fully advanced or disbursed.

(f)            Using Expansion Loan Proceeds.  The Borrower shall use the Expansion Loan proceeds solely to pay, or to reimburse the Borrower for paying, costs and expenses shown on the Sworn Construction Cost Statement approved by the Lender and incurred by the Borrower in connection with the acquisition, development and construction of the Project Expansion.  The Borrower shall take all steps necessary to assure such use of Expansion Loan proceeds by its Contractors.

(g)           Keeping Records.  The Borrower shall maintain accurate and complete books, accounts and records pertaining to the Project in a manner reasonably acceptable to the Lender and to the Escrow Company.  The Borrower will permit representatives of the Lender, the Inspecting Architect and the Escrow Company to have free access to and to inspect and copy all books, records and contracts of the Borrower.

(h)           Providing- Evidence of Completion.  Upon Completion, and prior to the final Advance of Expansion Loan proceeds to pay for hard costs of construction of the Project

Expansion, and as a condition of the same, the Borrower shall furnish the Lender with all items required to evidence Completion, including an unconditional occupancy certificate if required by applicable law to occupy the Project; a zoning endorsement (Form 3.1 or equivalent) to the Title Policy; a final, certified Project “as-built” survey (3 copies) if requested by Lender; the evidence of insurance required by Section 1.4 of the Mortgage; and photographs of the completed Improvements.

Section 5. Events of Default.  In addition to the Events of Default set forth in Article VI of the Loan Agreement, the following events shall constitute an Event of Default under the Loan Agreement:

(a)           Abandonment of or Delay in Construction.  Work on the Project Expansion shall be substantially abandoned, or shall, by reason of the Borrower’s fault, be unreasonably delayed or discontinued for a period of thirty (30) days, or shall be delayed for any reason whatsoever to the extent that Completion of the Project Expansion cannot, in the reasonable judgment of the Lender, be accomplished prior to the Completion Deadline.

(b)           Expansion Loan Imbalance Not Remedied.  The Lender determines that the remaining undisbursed Expansion Loan proceeds are insufficient to fully pay all of the then unpaid costs of the Project Expansion and estimated expenses of completion, and the Borrower (i) fails to deposit with the Lender, within ten (10) Business Days after demand, sufficient funds to permit the Lender to pay said excess costs as the same become payable or (ii) does not pay said excess costs directly and deliver to the Lender unconditional mechanics’ lien waivers therefor (or paid receipts for nonlienable items), at the Lender’s option.

Section 6. Remedies.  If an Event of Default shall occur under the Loan Agreement, then in addition to the rights and remedies set forth in the Loan Agreement and the other Loan Documents, the Lender shall be entitled, at the option of the Lender, to exercise any or all of the following rights and remedies:

(a)           Make or Refrain from Making Further Advances.  The Lender may make one (1) or more further Advances, without liability to make any subsequent Advances.

(b)           Suspend Advances.  The Lender may suspend or terminate its obligation to make Advances, and if it does so, shall promptly notify Borrower.

(c)           Completion of Expansion Improvements by the Lender.  In addition, in case of the occurrence of any Event of Default caused by, or which results in, the Borrower’s failure, for any reason, to continue with the construction of the Project Expansion as required by the Loan Agreement and this Addendum, the Lender may (but shall not be obligated to) take over and complete the construction of the Project Expansion in accordance with the Plans, with such changes therein as the Lender may, in its discretion, deem appropriate, all at the risk, cost and expense of the Borrower.  The Lender may assume or reject any contracts entered into by the Borrower in connection with the Project Expansion, may enter into additional or different contracts, and may pay, compromise and settle all claims in connection with the Project

Expansion.  All costs and expenses, including attorneys’ fees, incurred by the Lender in completing or attempting to complete the Project Expansion (whether aggregating more, or less, than the face amount of the Note), shall be deemed Advances made by the Lender to the Borrower hereunder, and the Borrower shall be liable to the Lender, on demand, for the repayment of such sums, together with interest on such sums from the date of their expenditure at the Default Rate.  The Lender may, in its discretion, at any time abandon work on the Project Expansion, after having commenced such work, and may recommence such work at any time.  Nothing in this Section 6(c) shall impose any obligation on the Lender either to complete or not to complete the Project Expansion.  For the purpose of carrying out the provisions of this Section 6(c), the Borrower irrevocably appoints the Lender its attorney-in-fact, with full power of substitution, to execute and deliver all such documents, to pay and receive such funds, and to take such action as may be necessary, in the judgment of the Lender, to complete the Project Expansion.  This power of attorney is coupled with an interest and is irrevocable.

IN WITNESS WHEREOF, the parties hereto have caused this Construction Loan Addendum to be executed the same date as execution of the Loan Agreement.

NORTHERN LIGHTS			U.S. BANK NATIONAL
	ETHANOL, LLC			ASSOCIATION

By:	/s/ Delton Strasser		By:	/s/ Carl Johnson
	Print Name: Delton Strasser			Print Name: Carl A. Johnson
	Title: President			Title: Assistant Vice President

	Borrower’s Address:			Lender’s Address:
	48416 144th Street			U.S. Bank National Association
	PO Box 356			141 North Main Avenue
	Big Stone City, South Dakota 57216			Post Office Box 5308
	Phone:	(605) 862-7902		Sioux Falls, South Dakota 57117
	Fax:	(605) 862-7904		Phone: (605) 333-3829
Fax: (605) 333-3825

EXHIBIT A

(Legal Description of Land)

Section 11:

(1) Parcel B in the SE1/4 of Section 11, Township 121 North, Range 47 West of the 5th P.M., Grant County, South Dakota; and (2) nonexclusive easement over, upon and across that portion of access road located in said SE1/4, as depicted on Exhibit C attached, for driveway and ingress and egress purposes.

Section 12:

(1) Parcel A in the SW1/4 of Section 12, Township 121 North, Range 47 West of the 5th P.M., Grant County, South Dakota; and (2) nonexclusive easement over, upon and across that portion of access road located in said SW1/4, as depicted on Exhibit C attached, for driveway and ingress and egress purposes; and (3) a portion of Easement No. 1 for Northern Lights Railroad Spurline area in the SW1/4 of said Section 12, as depicted on Exhibit A attached; and (4) Easement No. 1 for Steam Pipe Rack and Fireline in the SW1/4 of said Section 12, as depicted on Exhibit D; and (5) Easement No. 2 for RO-Water and Process Waste Water Line in the SW1/4 of said Section 12, as depicted on Exhibit E; and (6) Easement No. 4 for Meter Pit Location and Water Line in the S1/2 of said Section 12, as depicted on Exhibit G.

Section 13:

(1) A portion of Easement No.1 for Northern Lights Railroad Spurline area in the NW1/4 of Section 13, Township 121 North, Range 47 West of the 5th P.M., Grant County, South Dakota, as depicted on Exhibit A attached; and (2) Easement No. 2 for Northern Lights maintenance road area in said NW1/4, as also depicted on Exhibit A attached; and (3) a nonexclusive easement for all rail access to Big Stone Plant co-owner’s railroad spurline in the N1/2, as depicted on Exhibit B attached; and (4) Easement No. 3 for Sanitary Sewer Line in the NW1/4 of said Section 13, as depicted on Exhibit F.

Section 18:

A portion of a nonexclusive easement for rail access to Big Stone Plant co-owners’ railroad spurline, as depicted on Exhibit B attached, on the following described parcels in Section 18, Township 121 North, Range 46 West of the 5th P.M., Grant County, South Dakota:

(1) SE1/4SWl/4, except Burlington Northern Santa Fe railroad right-of-way; and the W1/2SE1/4 lying northerly of the present right-of way of Chicago, Milwaukee, St. Paul and Pacific Railway Company; and that part of Outlot 47 (which is also described as the NE1/4SE1/4, except Outlot 48), and including the abandoned right-of-way of the Chicago, Milwaukee, St. Paul and Pacific Railroad Company, all in Section 18, Township 121 North, Range 46 West of the 5th P.M., Grant County, South Dakota, according to plat thereof on file and of record in the office of the Register of Deeds of said county and state.

(2) Sl/2NW1/4; and the N1/2SW1/4, except railroad right-of-way; and except Hay’s Outlot located in the NW1/4SW1/4 and the SW1/4NW1/4; and except a metes and bounds tract of land described as follows: Commencing at the southwest corner of the NW1/4SW1/4, thence North 45 rods, thence East 16 rods, thence South 45 rods, thence West 16 rods to the place of beginning (now known as Lots 1,2, and 3, Replat of Lot C in NW1/4SW1/4 of 18-121-46), according to plat thereof on file and of record in the office of the Register of Deeds of said county and state.

(3) N1/2NW114, except township road deeded at Deed Record 58, page 561, in Section 18, Township 121 North, Range 46 West of the 5th P.M., Grant County, South Dakota.  (Copy of Deed Record 58, page 561 attached)

(4) The West 1613 feet of that part of the NE1/4 lying South of the highway known as the Yellowstone Trail, passing in an easterly direction through said quarter section, except the West 500 feet of the South 403 feet of the North 2351 feet of the SW1/4NE1/4; and except that part deeded for cemetery purposes to St. Charles Catholic Church, but including the abandoned railroad right-of-way of the Chicago, Milwaukee, St. Paul and Pacific Railway Co., all in Section 18, Township 121 North, Range 46 West of the 5th P.M., Grant County, South Dakota, according to plat thereof on file and of record in the office of the Register of Deeds of said county and state.

(5) NE 1/4 lying North of the highway known as the Yellowstone Trail, except the Cheese Company Outlot, in Section 18, Township 121 North, Range 46 West of the 5th P.M., Grant County, South Dakota, according to plat thereof on file and of record in the office of the Register of Deeds of said county and state.

Section 7:

Easement No. 4 for meter pit location and water line in the S1/2 of Section 7, Township 121 North, Range 6 West of the 5th P.M., Grant County, South Dakota, as depicted on Exhibit G.

SOMETIMES MORE GENERALLY DESCRIBED AS:

Parcel A in the Southwest Quarter (SW 1/4) of Section Twelve (12), Township One Hundred Twenty-One (121) North, Range Forty-Seven (47) West of the Fifth Principal Meridian, Grant County, South Dakota, according to the recorded plat thereof.

Parcel B in the Southeast Quarter (SE 1/4) of Section Eleven (11), Township One Hundred Twenty-One (121) North, Range Forty-Seven (47) West of the Fifth Principal Meridian, Grant County, South Dakota, according to the recorded plat thereof

The Borrower holds an ingress and egress easement rights on certain land and railroad spur lines identified in the Access and Rail Agreement dated April 18, 2001, granted by Otter Tail Corporation, f/k/a Otter Tail Power Company; Montana-Dakota Utilities Co., a division of MDU Resources Group, Inc., f/k/a Montana-Dakota Utilities Co.;

Northwestern Public Service, a division of NorthWestern Corporation, f/k/a Northwestern Public Service Company and Northern Lights Ethanol, LLC:

The Southeast Quarter (SE 1/4) of Section Eleven (11), Township One Hundred Twenty-One North (121), Range Forth-Seven (47), West of the Fifth Principal Meridian, Grant County, South Dakota;

The Southwest Quarter (SW 1/4) of Section Twelve (12), Township One Hundred Twenty-One North (121), Range Forty-Seven (47) West of the Fifth Principal Meridian, Grant County, South Dakota;

The Northeast Quarter (NE 1/4) and the Northwest Quarter (NW 1/4) of Section Thirteen (13), Township One Hundred Twenty-One (121) North, Range Forty-Seven (47) West of the Fifth Principal Meridian, Grant County, South Dakota; and

The Northwest Quarter (NW 1/4), the Northeast Quarter (NE 1/4) and that portion of the Southeast Quarter (SE 1/4) lying North of the Burlington Northern Sante Fe Main line railroad Right of Way in Section Eighteen (18), Township One Hundred Twenty-One (121) North, Range Forty-Six (46) West of the Fifth Principal Meridian, Grant County, South Dakota.

EXHIBIT B

(Operating Contracts)

Agreement Between Owner and Design Builder dated October 19, 2005, and all exhibits referenced therein, including Process Guaranty dated October 19, 2005, and the Technology and Patent Right License Agreement and Raw Starch Technology and Patent Rights Addendum, dated October 25, 2005, by and between Borrower and Broin and Associates, Inc.

Management Agreement dated April 20, 2005, and an Amendment to Management Agreement dated October 25, 2005, by and between Borrower and Broin Management, LLC.

Ethanol Marketing and Services Agreement dated March 5, 2002, and the First Amendment to Ethanol Marketing and Services Agreement dated October 18, 2002, by and between Borrower and Ethanol Products, LLC.

DDGS Marketing and Services Agreement dated March 8, 2002, and the First Amendment to DDGS Marketing and Services Agreement effective May 10, 2002, by and between Borrower and Broin Enterprises, Inc. d/b/a Dakota Commodities n/k/a Dakota Gold Marketing.

Corn Price Risk Management Agreement dated November 16, 2001, by and between Borrower and Broin Management, LLC.

Commodity Advisory Agreement dated August 1, 2004, by and between Borrower and Commodity Marketing Co., Inc. Commodity Trading Advisor.

Steam Sale Agreement dated April 18, 2001, by and between Borrower and Otter Tail Corporation, f/k/a Otter Tail Power Company, Montana-Dakota Utilities Co., a division of MDU Resources Group, Inc., f/k/a Montana-Dakota Utilities, Co., Northwestern Public Service, a division of Northwestern Corporation, f/k/a Northwestern Public Service Company.

Water and Fuel Oil Agreement dated August 14, 2001, by and between Borrower and Otter Tail Power Company, a division of Otter Tail Corporation, as operating agent for Montana-Dakota Utilities Co., a division of MDU Resources Group, Inc., Northwestern Public Service, a division of Northwestern Corporation, and Otter Tail Power Company.

Access and Rail Agreement dated April 18, 2001, by and between Borrower and Otter Tail Corporation, f/k/a Otter Tail Power Company, Montana-Dakota Utilities Co., a division of MDU Resources Group, Inc., f/k/a Montana-Dakota Utilities, Co., Northwestern Public Service, a division of Northwestern Corporation, f/k/a Northwestern Public Service Company.

Letter Agreement dated August 15, 2000, Assignment of Agreement (U.S. Energy Services, Inc. Contract) dated March 3, 2001, and Letter Agreement Regarding Appointment of Agent dated November 23, 2003, by and between Borrower and U.S. Energy Services, Inc.

Electric Service Agreement dated September 26, 2001, by and between Borrower and Otter Tail Power Company.

Water and Sanitary Sewer Agreement dated December 26, 2001, by and between Borrower and City of Big Stone City, South Dakota.

(Natural Gas) Extended Service Agreement dated December 4, 2001, by and between Borrower and Northwestern Public Service.

Industry Track Agreement dated January 8, 2002, by and between Borrower and Burlington Northern and Santa Fe Railway Company.

EXHIBIT C

(Permitted Encumbrances)

1.             An easement for the purpose of granting the right to have a Pollution Control Project located on the subject property and to have ingress and egress on and over such lands, as set forth in Easement Agreement between Montana-Dakota Utilities, Northwestern Public Service Company, and Otter Tail Power Company and Grant County, South Dakota, dated February 1, 1974, and recorded in Miscellaneous Record 159, page 169, on 2/6/74 as Document Number 149365.

2.             A non-exclusive easement for the purpose of granting the right to have transmission lines located on the subject property and to have ingress to and egress from said lines, as set forth in Easement Agreement between Montana-Dakota Utilities, Northwestern Public Service Company, and Otter Tail Power Company and Cooperative Power Association, dated July 1, 1976, and recorded in Miscellaneous Record 161, page 845, on 8/6/76 as Document Number 154178.

3.             Any rights claimed as set forth in Bill of Sale and Assignment of Easements between Otter Tail Power Company and Cooperative Power Association, dated July 1, 1976, and recorded in Miscellaneous Record 161, page 855, on 8/6/76 as Document Number 154179.

4.             An easement for the purpose of granting the right to construct, maintain and operate various utility lines on the subject property as set forth in an Utility Easement Agreement dated December 7, 2001, by and between Borrower and Big Stone City, South Dakota, and recorded as Miscellaneous Record No. 200508 in Book 223, Pages 866-870

5.             An easement for the purpose of granting the right to construct, maintain and operate various utility lines on the subject property as set forth in an Utility Easement Agreement dated December 26, 2001, by and between Borrower and Otter Tail Power Company, operating agent for Otter Tail Power Company, Montana-Dakota Utilities Co., a division of MDU Resources Group, Inc., Northwestern Public Service Company, a division of Northwestern Corporation, and recorded as Miscellaneous Record No. 200531 in Book 223, Pages 877-882.

Initials on behalf of Borrower:	/s/ DS

SCHEDULE 3.1(a)

This Agreement, the Expansion Construction Note, the Mortgage, the Security Agreement, the Indemnification Agreement, the Financing Statement of even date herewith, and, except to the extent provided in connection with the Original Loan, Assignments of Operating Contracts, each duly executed by the Borrower (and in the case of the Assignments of Operating Contracts by the Contracting Parties).

The Indemnification Agreement executed by the Borrower and dated the Closing Date.

The opinion of counsel to the Borrower covering such matters as the Lender may request.

An appraisal of the Project as expanded, addressed to the Lender, prepared in conformance with the Lender’s real estate appraisal and evaluation policy, and signed by an appraiser acceptable to the Lender.

A survey prepared by a registered land surveyor licensed in the state where the Land is located and complying with Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys (Urban) (1992), including items 1, 2, 3, 4, 6, 7a, 7b, 8, 9, 10, 11 and 13 of Table A thereof and such other information as the Lender may reasonably request, and certified in a manner acceptable to the Lender.

A written environmental assessment addressed to the Lender, conducted by an environmental engineer or consultant acceptable to the Lender, setting forth the results of an investigation of the Project Expansion, containing an analysis and evaluation of any and all environmental risks associated with the Project Expansion, and concluding that there is no significant risk of any hazardous materials contamination of any portion of the Project Expansion.

A financial forecast of the Borrower as of a date not more than six months prior to the Closing Date.

A true, correct and complete copy of each lease of the Project or any part thereof.

A Lessor (i) consent to assignment of the Lease and construction of Improvements, and (ii) acknowledgement of satisfaction of all preconditions to construction of the Improvements, executed by Big Stone-Grant Industrial Development and Transportation, L.L.C.

Insurance policies or certificates thereof in form satisfactory to the Lender, satisfying the requirements of Section 1.4 of the Mortgage.

A flood check satisfactory to the Lender and satisfying the requirements of 42 U.S.C. § 4104b and any rules and regulations promulgated pursuant thereto.

True, correct and complete copies of the Operating Contracts.

A copy of the resolutions of the Borrower’s Board of Managers authorizing the execution, delivery and performance of the Loan Documents Lender requires in connection with the Expansion Loan, and containing an incumbency certificate showing the names and titles, and bearing the signatures of, the officers of such party authorized to execute the Loan Documents, certified as of the Closing Date by the Secretary or an Assistant Secretary of the Borrower.

A Sworn Construction Cost Statement executed by the Borrower.

A copy of the Articles of Organization of the Borrower with all amendments thereto, certified by the appropriate governmental official of the jurisdiction of its formation as of a date not more than 15 days prior to the Closing Date.

A certificate of good standing (or other evidence satisfactory to the Lender) for the Borrower in the jurisdiction of its formation, and, if different than the jurisdiction of its formation, the jurisdiction in which the Project is located, certified by the appropriate governmental officials as of a date not more than 45 days prior to the Closing Date.

Copies of the Operating Agreement and Member Control Agreement of the Borrower, certified as of the Closing Date by the Secretary or an Assistant Secretary of the Borrower.

A copy of the Plans, as certified by the Borrower and General Contractor.

Assignment of the Construction Contract and Plans.

A copy of all governmental permits as may be required to construct and operate the Project as expanded and reconfigured pursuant to the Project Expansion.

Such other documents as the Lender may reasonably require to assure compliance with the requirements of this Agreement.

Initials on behalf of Borrower:	/s/ DS

SCHEDULE 3.2(a)

The Title Policy, or a suitably marked up title insurance commitment issued by Title Company unconditionally agreeing to issue the Title Policy upon recordation of the Mortgage.

UCC chattel lien searches from the Register of Deeds in Grant County, South Dakota, and from the office of the Secretary of State of South Dakota.

Certification of the continuing accuracy of all representations and warranties, compliance with covenants in absence of any Event of Default or any event, with the past due time would constitute an Event of Default.

Initials on behalf of Borrower:	/s/ DS

SCHEDULE V

ADDITIONAL COVENANTS

Until the Note and all of the other Obligations shall have been paid and performed in full, unless the Lender shall otherwise consent in writing:

Capital Expenditures.  The Borrower will not make any expenditures for fixed or capital assets in an amount exceeding $1,000,000.00 in any calendar year.  Further, significant plant expansions will be negotiated by the parties outside of this Covenant.

Distributions.  The Borrower may periodically make distributions to its Members of up to 80% of Net Income each fiscal year as the Borrower may determine are appropriate where: (i) Borrower first provides Lender a fully and accurately completed and signed Compliance Certificate establishing that after the payment of the proposed distributions Borrower will remain in compliance with the requirements of this Amended Loan Agreement, including Schedule V hereto and the other Loan Documents; and (ii) such distribution would not be in violation of SDCL 47-34A-406, or any other applicable law.  The Compliance Certificate shall be in the form Lender may from time-to-time otherwise specify.  In addition to the foregoing, commencing October 1, 2005, Borrower’s distributions to its Members shall be limited to 50% of Net Income until Borrower retains at least $5,000,000.00 in cash (which in Borrower’s ordinary course would otherwise be paid as a Distribution to Members) required for initial project equity under Section 3.2(a) of this Agreement.

Investments.  The Borrower will not make any loans, Advances or extensions of credit to any other Person (except for trade and customer accounts receivable for inventory sold or services rendered in the ordinary course of business and payable in accordance with customary trade terms) or purchase or acquire any stock or other debt or equity securities of or any interest in any other Person or any integral part of any business or the assets comprising such business or part thereof, except for:

(a)           Investments in readily marketable direct obligations issued or unconditionally guaranteed by the United States government or any agency thereof and supported by the full faith and credit of the United States.

(b)           Certificates of deposit or bankers’ acceptances issued by any commercial bank organized under the laws of the United States or any State thereof which has (i) combined capital and surplus of at least $100,000,000, and (ii) a credit rating with respect to its unsecured indebtedness from a nationally recognized rating service that is satisfactory to the Lender.

(c)           Commercial paper given the highest rating by a nationally recognized rating service.

(d)           Repurchase agreements relating to securities of the kind described in clause (a) above.

(e)           Other readily marketable investments in debt securities which are reasonably acceptable to the Lender.

(f)            Travel advances to officers and employees in the ordinary course of business.

Any investments under clauses (a), (b), (c) or (d) above must mature within one year of the acquisition thereof by the Borrower.

Indebtedness.  Except as permitted in Section 5.15 and subject to Section 5.12 of the Amended Loan Agreement, the Borrower will not borrow any money or issue any bonds, debentures or other debt securities or otherwise become obligated on any interest-bearing indebtedness except for the Loan under this Agreement.

Liens.  The Borrower will not create, incur, assume or suffer to exist any Lien, or enter into any arrangement for the acquisition of any property through conditional sale, lease-purchase or other title retention agreements except:

(a)           Liens granted to the Lender.

(b)           Liens existing on the date of this Agreement and heretofore disclosed in writing by the Borrower to the Lender.

(c)           Deposits or pledges to secure payment of workers’ compensation, unemployment insurance, old age pensions or other social security obligations arising in the ordinary course of business of the Borrower.

(d)           Liens for taxes, fees, assessments and governmental charges not delinquent.

(e)           Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens arising in the ordinary course of business, for sums not due, and except as provided in Section 5.13.

(f)            Liens incurred or deposits or pledges made or given in connection with, or to secure payment of, indemnity, performance or other similar bonds.

(g)           Except for the Permitted Encumbrances, encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of land and landlord’s Liens under leases on the premises rented, which do not materially detract from the value of such property or impair the use thereof in the business of the Borrower.

Contingent Obligations.  The Borrower will not guarantee or otherwise become liable on the indebtedness of any other Person.

Tangible Net Worth.  The Borrower will not permit its Tangible Net Worth (the excess of its assets, excluding intangible assets, over its liabilities) to be less than $25,023,621.00, as of December 31, 2004.  Borrower’s Tangible Net Worth will increase at the end of each year thereafter in an amount equal to Net Income after distributions to Members.

Working Capital.  The Borrower will not permit its Working Capital (the excess of its current assets over its current liabilities) to be less than $4,000,000.00 as of the effective date of this Amendment.  Commencing Borrower’s first fiscal quarter end following the Conversion Date Borrower will not permit its Working Capital to be less than $7,500,000.00.  For purposes of this definition “current assets” includes that amount of principal which at the date Working Capital is calculated is available for advance to Borrower under the $8,000,000.00 revolving Promissory Note referenced in Recital G of this Agreement (including any renewal or replacement of such Note); provided that on such date Borrower would be entitled to have such additional amount advanced under the terms of such Note.

Fixed Charge Coverage Ratio.  The Borrower will not permit the Fixed Charge Coverage Ratio, as of the last day of any fiscal quarter for the four consecutive fiscal quarters ending on that date, commencing with the quarter ending December 31, 2005, to be less than 1.15 to 1.

Minimum Balance Sheet Equity Percentage.  The Borrower will not permit its minimum balance sheet equity percentage to be less than 40%, commencing with the first fiscal year end following the Completion Deadline, and each fiscal year end thereafter.  For purposes of this definition “minimum balance sheet equity percentage” means the Borrower’s net worth divided by its total assets.

For purposes hereof, the following definitions have the following meanings:

“EBITDA”:  For any period of determination, the Net Income of the Borrower before deductions for income taxes, interest expense, depreciation and amortization, all as determined in accordance with GAAP.

“Fixed Charge Coverage Ratio”:  For any period of determination with respect to the Borrower, the ratio of

(a)           EBITDA minus the sum of (i) any dividends or other distributions and (ii) the greater of (A) expenditures for fixed and capital assets not financed, or (B) $1,000,000.00,

to

(b)           all required principal payments with respect to the Loan (including but not limited to all payments with respect to capitalized lease obligations of the Borrower), plus interest expenses in each case determined for said period in accordance with GAAP.

“Net Income”:  means net income as defined by GAAP.

“Total Liabilities”:  At the time of any determination, the amount of all items of Indebtedness of the Borrower that would constitute “liabilities” for balance sheet purposes in accordance with GAAP.

“Diligent Construction”:  Diligently proceed with construction of the Project Expansion according to the Plans and in accordance with all applicable laws and ordinances, and complete the Project Expansion by the Completion Deadline.

“Use of Expansion Loan Proceeds”:  Use of the proceeds of each of the disbursements under the Expansion Loan solely for the purposes set forth in this Agreement.

Use its best efforts to require the General Contractor and each Subcontractor to comply with all rules, regulations, ordinances and laws bearing on its conduct of work on the Project Expansion.

By “re-incorporation”, “merger” or otherwise change the Borrower’s state of incorporation to a state other than South Dakota.

Borrower shall not engage in any line of business materially different from that presently engaged in by the Borrower.

Initials on behalf of Borrower:	/s/ DS